Exhibit 99.2

Advanced Cell Diagnostics, Inc.

Index to Consolidated Financial Statements

Years Ended December 31, 2014 and 2015

Independent Auditor’s Report

To the Board of Directors of

Advanced Cell Diagnostics, Inc.

We have audited the accompanying consolidated financial statements of Advanced Cell Diagnostics, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Cell Diagnostics, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ OUM & Co. LLP

San Francisco, California

June 20, 2016

Advanced Cell Diagnostics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,		June 30,
	2014	2015	2016
			(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$4,785	$11,319	$6,487
Short-term investment	-	2,058	4,089
Accounts receivable, net	3,105	4,313	6,378
Inventory	1,837	3,109	3,649
Prepaid expenses and other current assets	392	911	817
Total current assets	10,119	21,710	21,420
Long-term investment	-	6,181	2,608
Property and equipment, net	1,354	2,122	2,799
Intangible assets, net	201	167	140
Restricted Cash	-	550	1,043
Other assets	241	423	15
Total assets	$11,915	$31,153	$28,025

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$583	$1,061	$740
Accrued expenses	1,844	2,393	2,292
Debt due to related party	127	-	-
Capital lease obligation, current	99	95	22
Deferred rent, current	108	117	222
Deferred revenue, current	6	-	-
Total current liabilities	2,767	3,666	3,276
Capital lease obligation, noncurrent	103	8	8
Deferred rent, noncurrent	200	83	83
Term loan payable	3,423	3,336	3,362
Total liablities	6,493	7,093	6,729

Commitments and contingencies (Note 4)

Stockholders' Equity
Series C Convertible preferred stock, $0.0001 par value - 5,802,902 and 0 shares authorized as of December 31, 2015 and 2014, respectively, 5,775,369 and 0 shares issued and outstanding as of December 31, 2015 and 2014, respectively	-	21,835	21,835

Series B-2 Convertible preferred stock, $0.0001 par value - 2,796,427 shares authorized and 2,736,427 shares issued and outstanding as of December 31, 2015 and 2014	4,484	4,484	4,484

Series B-1 Convertible preferred stock, $0.0001 par value - 6,308,504 and 9,773,390 shares authorized as of December 31, 2015 and 2014, respectively, 6,308,504 shares issued and outstanding as of December 31, 2015 and 2014	8,452	8,452	8,452

Series A Convertible preferred stock, $0.0001 par value - 6,005,338 shares authorized, issued and outstanding as of December 31, 2015 and 2014	5,429	5,429	5,429

Common stock, $0.0001 par value - 28,000,000 shares authorized as of December 31, 2015 and 2014, 6,984,137 and 6,220,894 shares issued and outstanding as of December 31, 2015 and 2014, respectively	1	1	1

Additional paid-in capital	580	947	1,118
Accumulated other comprehensive loss	(23)	(113)	(91)
Accumulated deficit	(13,501)	(16,975)	(19,932)
Total stockholders' equity	5,422	24,060	21,296
Total liabilities and stockholders' equity	$11,915	$31,153	$28,025

See accompanying notes to consolidated financial statements.

Advanced Cell Diagnostics, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(Unaudited)			(Unaudited)	(Unaudited)
Revenues:
Product revenue	$6,331	$10,921	$15,627	$7,409	$10,756
Service revenue	1,960	2,203	4,363	1,677	2,455
Grant revenue	1,056	114	469	226	160
Gross billings for shipping and handling	234	350	447	157	35
Total revenues	9,581	13,588	20,906	9,469	13,406
Cost of goods sold	1,426	2,104	2,550	1,372	1,805
Cost of services	209	512	927	420	748
Total cost of revenues	1,635	2,616	3,477	1,792	2,553
Gross profit	7,946	10,972	17,429	7,677	10,853
Operating expenses:
Research and development	3,722	4,335	7,061	3,249	4,215
Regulatory affairs and quality assurance	419	520	439	199	254
Clinical Affairs	-	-	-	-	248
Sales and marketing	4,509	6,168	9,043	3,920	6,168
General and administrative	1,621	2,500	3,905	1,593	2,832
Total operating expenses	10,271	13,523	20,448	8,961	13,717
Loss from operations	(2,325)	(2,551)	(3,019)	(1,284)	(2,864)
Other expense:
Interest expense, net	(72)	(29)	(350)	(155)	(42)
Other expense, net	(10)	(16)	(105)	(98)	(51)
Total other expense	(82)	(45)	(455)	(253)	(93)
Net loss	$(2,407)	$(2,596)	$(3,474)	$(1,537)	$(2,957)

See accompanying notes to consolidated financial statements.

Advanced Cell Diagnostics, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(Unaudited)			(Unaudited)	(Unaudited)
Net loss	$(2,407)	$(2,596)	$(3,474)	$(1,537)	$(2,957)
Unrealized loss/gain on investment	-	-	(40)	-	3
Foreign currency translation adjustment	-	(23)	(50)	(202)	19
Total comprehensive loss	$(2,407)	$(2,619)	$(3,564)	$(1,739)	$(2,935)

See accompanying notes to consolidated financial statements.

Advanced Cell Diagnostics, Inc.

Consolidated Statements of Change in Stockholders’ Equity

(In thousands)

							Accumulated
	Convertible				Additional		Other	Total
	Preferred Stock		Common Stock		Paid-In-	Accumulated	Comprehensive	Stockholders'
(in thousands, except share data)	Shares	Amount	Shares	Par	Capital	Deficit	Loss	Equity
Balances at December 31, 2013 (unaudited)	15,050,269	$18,365	5,183,171	$1	$220	$(10,905)	$-	$7,681
Issuance of common stock upon exercise of stock options	-	-	994,923	-	194	-	-	194
Issuance of common stock for services	-	-	42,800	-	13	-	-	13
Fair value of warrant issued in connection with debt	-	-	-	-	77	-	-	77
Stock-based compensation	-	-	-	-	76	-	-	76
Net loss	-	-	-	-	-	(2,596)	-	(2,596)
Foreign currency translation adjustments, net of tax	-	-	-	-	-	-	(23)	(23)
Balances at December 31, 2014	15,050,269	$18,365	6,220,894	$1	$580	$(13,501)	$(23)	$5,422
Issuance of common stock upon exercise of stock options	-	-	753,243	-	142	-	-	142
Issuance of common stock for services	-	-	10,000	-	4	-	-	4
Issuance of Series C preferred stock, net of issuance costs	5,775,369	21,835	-	-	-	-	-	21,835
Fair value of warrant issued in connection with debt	-	-	-	-	84	-	-	84
Stock-based compensation	-	-	-	-	137	-	-	137
Net loss	-	-	-	-	-	(3,474)	-	(3,474)
Unrealized loss on short-term investment	-	-	-	-	-	-	(40)	(40)
Foreign currency translation adjustments, net of tax	-	-	-	-	-	-	(50)	(50)
Balances at December 31, 2015	20,825,638	$40,200	6,984,137	$1	$947	$(16,975)	$(113)	$24,060
Issuance of common stock upon exercise of stock options	-	-	290,915	-	64	-	-	64
Stock-based compensation	-	-	-	-	107	-	-	107
Net loss	-	-	-	-	-	(2,957)	-	(2,957)
Unrealized loss on short-term investment	-	-	-	-	-	-	3	3
Foreign currency translation adjustments, net of tax	-	-	-	-	-	-	19	19
Balances at June 30, 2016 (unaudited)	20,825,638	$40,200	7,275,052	$1	$1,118	$(19,931)	$(91)	$21,296

See accompanying notes to consolidated financial statements.

Advanced Cell Diagnostics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(Unaudited)			(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(2,407)	$(2,596)	$(3,474)	$(1,537)	$(2,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	290	397	474	201	330
Stock-based compensation	73	76	137	50	106
Noncash interest expense	-	-	70	15	125
Changes in operating assets and liabilities:
Accounts receivable	(1,205)	(731)	(1,208)	(121)	(2,065)
Inventory	(658)	(855)	(1,272)	(489)	(540)
Prepaid expenses and other assets	(9)	(482)	(582)	(505)	194
Restricted cash	-	-	(550)	(477)	(493)
Accounts payable	171	249	478	(112)	(321)
Accrued expenses	831	296	505	199	(171)
Deferred rent	92	(32)	(108)	(52)	105
Deferred revenue	(60)	(7)	(6)	(3)	-
Net cash used in operating activities	(2,882)	(3,685)	(5,536)	(2,831)	(5,687)

Cash flows from investing activities
Purchase of property and equipment	(257)	(962)	(1,183)	(37)	(954)
Purchase of investment securities	-	-	(8,279)	-	1,545
Deposit on property and equipment	-	(56)	(148)	(282)	278
Purchase of licenses	(19)	(58)	(25)	(25)	(25)
Net cash used in investing activities	(276)	(1,076)	(9,635)	(344)	844

Cash flows from financing activities
Proceeds from issuance of common stock	1	194	146	93	65
Proceeds from preferred stock issuance	4,500	-	21,835	22,025	-
Capital lease payment	(306)	(193)	(99)	(53)	(73)
Proceeds from (payment for) debt issued to related party	-	127	(127)	(127)	-
Proceeds from debt	-	3,500	-	-	-
Net cash provided by financing activities	4,195	3,628	21,755	21,938	(8)

Effect of exchange rate changes on cash and cash equivalents	-	(23)	(50)	(202)	19
Net increase (decrease) in cash and cash equivalents	1,037	(1,156)	6,534	18,561	(4,832)

Cash and cash equivalents
Beginning of year	4,904	5,941	4,785	4,785	11,319
End of year	$5,941	$4,785	$11,319	$23,346	$6,487

See accompanying notes to consolidated financial statements.

Advanced Cell Diagnostics, Inc.

Notes to Consolidated Financial Statements

(As of December 31, 2013 (unaudited), December 31, 2014 and 2015, June 30, 2016 (unaudited) and for the six month periods ended June 30, 2015 and 2016 (unaudited))

1.	Organization

Advanced Cell Diagnostics, Inc. (the “Company”) was incorporated in the state of California on March 21, 2006 and was merged into a same-named Delaware corporation on April 25, 2008. Headquartered in Hayward, California, the Company is a leader in the emerging field of molecular pathology, developing cell- and tissue-based diagnostic tests for personalized medicine. The Company’s products and services are based on its proprietary RNAscope® technology, the first multiplex fluorescent and chromogenic in situ hybridization platform capable of detecting and quantifying RNA biomarkers in situ at single molecule sensitivity.

The Company has relied principally on preferred stock and debt financing to fund its operating activities to date and, at December 31, 2015, the Company had an accumulated deficit of $17.0 million. During the years ended December 31, 2015 and 2014, the Company incurred a net loss of approximately $3.5 million and $2.6 million, respectively, and had negative cash flows from operations of $5.5 million and $3.7 million, respectively. The Company may incur additional operating losses and negative cash flows in the future. Failure to generate sufficient revenue, reduce spending or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives.

On September 30, 2014, the Company established Advanced Cell Diagnostics srl, a wholly-owned subsidiary in Milan, Italy, which sells the Company’s products and services and provides technical support to customers in the European and Middle Eastern and African markets. On November 2, 2014, the Company also established Advanced Cell Diagnostics (Beijing) Co., Ltd (“ACD China”), a wholly-owned subsidiary that sells the Company’s products and services and provides technical support to customers in the Greater China market. In addition, ACD China also performs certain research and development projects.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates include, but are not limited to, the valuation of deferred tax assets, stock-based compensation expense, useful lives assigned to long-lived assets and intangible assets, the valuation of preferred stock, the valuation of warrants, and the fair value of the Company’s inventory. Actual results could differ from those estimates.

Foreign Currency

Assets and liabilities of non-U.S. subsidiaries that use the local currency as their functional currency are translated to U.S. dollars at exchange rates in effect at the balance sheet date with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive loss within stockholders' equity. Income and expense accounts are translated at average exchange rates during the year. The Company recognized $97,000 and $2,000, respectively, in foreign currency transaction losses in other expense, net, for the years ended December 31, 2015 and 2014.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss or cash flow.

Cash, Cash Equivalents and Investments

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less from the purchase date.

Short-term investments consist of securities with maturities from the purchase date of greater than three months but within a year. Long-term investments consist of securities with maturities from purchase date of greater than or equal to a year. We have classified both our short-term and long-term investments as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are stated at fair market value, with unrealized gains and losses reported in other comprehensive loss and realized gains and losses included in interest income. The cost of securities sold is based on the specific-identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

The following is a summary of our available-for sale securities (in thousands):

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term investments
United States corporate debt securities	$1,562	$-	$(3)	$1,559
Foreign corporate debt securities	499	-		499
	2,061	-	(3)	2,058
Long-term investments
United States corporate debt securities	6,218	-	(37)	6,181
Total	$8,279	$-	$(40)	$8,239

The amortized cost of investments is adjusted for amortization of premiums and accretion of discounts to maturity. The Company regularly monitors and evaluates the realizable value of our marketable securities. No impairment loss was recognized in the year ended December 31, 2015.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. We have never experienced losses related to these balances and management believes that the Company is not exposed to significant risks on such accounts. Interest-bearing amounts on deposits in excess of federally insured limits at December 31, 2015 approximated $10.2 million.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. One customer comprised 11% and 14% of accounts receivable of the Company as of December 31, 2015 and 2014, respectively. No customer contributed more than 10% of the Company's total revenue in the years ended December 31, 2015 and 2014. The Company has recorded an allowance for doubtful accounts in the amount of $0 and $5,000 as of December 31, 2015 and 2014, respectively.

Inventory

Inventory is stated at the lower of cost or market. Inventory consisted of the following:

	December 31,
(in thousands)	2014	2015

Raw Materials	$1,078	$1,653
Work-in-process	147	313
Finished goods	612	1,143
Total Inventory	$1,837	$3,109

The Company regularly monitors inventory quantities on hand and records write−downs for excess and obsolete inventories.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives of the Company’s assets are as follows:

Lab equipment	5 years
Leased lab equipment	3-5 years
Furniture and fixture	2 years
Software	3 years
Leasehold improvements	Shorter of useful life or expected life of the lease

Property and equipment consisted of the following:

	December 31,
(in thousands)	2014	2015

Lab equipment	$1,253	$2,405
Leased assets	807	807
Furniture and fixture	12	12
Software	4	35
Leasehold improvement	2	2
Property and equipment, gross	2,078	3,261
Less: Accumulated depreciation and amortization	(724)	(1,139)
Property and equipment, net	$1,354	$2,122

Repairs and maintenance that do not extend the life or improve the asset are expensed when incurred.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. Through December 31, 2015, there have been no such impairments.

Depreciation and amortization expenses on property and equipment were approximately $415,000 and $345,000 for the years ended December 31, 2015 and 2014, respectively.

Intangible Assets

The Company purchased the rights to use certain licenses from third parties to develop and commercialize products in the clinical diagnostics field. The intangible assets are reviewed for impairment whenever facts or circumstances indicate that the carrying value of the assets may not be recoverable. To date, the Company has not recognized any impairment losses as there were no indicators of impairment.

The carrying values of intangible assets consisted of:

	December 31,
(in thousands)	2014	2015

Gross costs of intangible assets	$477	$502
Accumulated amortization	(276)	(335)
Net carrying value of intangible assets	$201	$167

Weighted average useful life (year)	9.1	9.2

During the years ended December 31, 2015 and 2014, the Company recorded amortization expense totaling $59,000 and $52,000, respectively. The following table shows the total estimated future amortization expense of intangible assets:

Year ended December 31	(in thousands)
2016	$53
2017	53
2018	33
2019	11
2020	8
Thereafter	9
$167

Preferred Stock Warrants

Pursuant to the provisions of authoritative accounting guidance, warrants issued in connection with equity financings are generally recorded as a component of equity in the consolidated balance sheets, unless there is a deemed possibility that the Company may have to settle such warrants in cash.

Revenue Recognition

The Company derives its revenues primarily from (1) reagent product sales; (2) research services; and (3) license and support of software. The Company also receives grant revenue from two grants it obtained from the National Institute of Health for its research on cancer detection.

Revenue is recognized when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists. The Company generally relies upon sales agreements and customer purchase orders as evidence of an arrangement.
●	Delivery has occurred. The Company uses the shipping terms of the arrangement or evidence of customer acceptance to verify delivery or performance.
●

Sales price is fixed or determinable. The Company assesses whether the sales price is fixed or determinable based on the payment terms and whether the sales price is subject to refund or adjustment. Payment terms to customers can range from net 30 to net 120 days.

●	Collectability is reasonably assured. The Company assesses collectability based primarily on the creditworthiness of customers and their payment histories.

The Company recognizes revenue from product sales upon the shipment of its reagent kits and other products. Shipping charges billed to customers are included in revenue and the related shipping costs are included in sales and marketing expenses.

Grant revenue equals actual expenses incurred by the Company and its subcontractors on research projects under grants.

The Company recognizes revenue from research service projects over the period the services are provided. Typically the revenue is recognized ratably for the samples analyzed or the phases of projects completed as specified in the arrangement with customers.

The Company also provides the license and support of an image analytical tool it co-developed with a third-party partner. License and support fees for the software are deferred and being recognized ratably over the post-contract support period. The Company does not have significant revenue from the license and support of software and does not carry a deferred revenue balance as of December 31, 2015.

Shipping and Handling Costs

The Company records shipping and handling costs related to product sales as sales and marketing expenses. During the years ended December 31, 2015 and 2014, the Company incurred total shipping and handling costs of $311,000 and $326,000, respectively.

Research and Development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel-related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Advertising

The Company places advertisements in multiple scientific periodicals and websites. Advertising costs are expensed in the period incurred. Total advertising expense for the years ended December 31, 2015 and 2014 was $248,000 and $278,000, respectively.

Income Taxes

The Company evaluates its tax positions and estimates its current tax exposure and temporary differences resulting from differing treatment of items not currently deductible for tax purposes. These differences result in deferred tax assets and liabilities on the Company’s consolidated balance sheets, which are estimated based upon the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that will be in effect when these differences reverse. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the Company’s consolidated statements of operations become deductible expenses under applicable income tax laws or loss or credit carryforwards are utilized. Accordingly, realization of the Company’s deferred tax assets is dependent on future taxable income against which these deductions, losses and credits can be utilized.

The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not more likely than not, the Company must establish a valuation allowance. Management judgment is required in determining the Company’s provision for income taxes, the Company’s deferred tax assets and liabilities and any valuation allowance recorded against the Company’s net deferred tax assets. The Company recorded a full valuation allowance at the consolidated balance sheet dates presented because, based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize all of its deferred tax assets in the future. The Company intends to maintain the full valuation allowances until sufficient evidence exists to support the reversal of the valuation allowances.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There was no interest expense or penalty related to unrecognized tax benefits recorded through December 31, 2015.

Stock-Based Compensation

The Company recognizes compensation expense calculated in accordance with the provisions of ASC 718, Compensation – Stock Compensation (“ASC 718”) for all stock-based payments. Under the provisions of ASC 718, employee stock-based compensation cost is estimated at the grant date based on the award’s fair value and is recognized as expense, net of estimated forfeitures, using the straight line method over the requisite service period. The Company calculates the awards’ fair value under ASC 718 based on the Black-Scholes option-pricing model. The Black-Scholes option pricing model requires use of various assumptions, including an option’s expected term and expected stock price volatility. The Company determines the expected term as the average of the options’ contractual term and the options’ vesting period. The Company estimates the options’ volatility using volatilities of public companies in a comparable industry, stage of life cycle, and size.

Stock-based compensation expense is recorded based on awards that are ultimately expected to vest, and such expense has been reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of the actual option forfeitures.

Options and other equity awards granted to nonemployees are accounted for in accordance with ASC 718 and ASC 505, Equity, at estimated fair value using the Black-Scholes option pricing model and are subject to periodic re-measurement over the period during which services are rendered.

Comprehensive Loss

ASC 220, Comprehensive Income, requires that an entity’s change in equity or net assets during a period from transactions and other events from non-owner sources be reported. The comprehensive loss for the years ended December 31, 2015 and 2014 was $3.5 million and $2.6 million, respectively. The Company recorded $50,000 and $23,000 in foreign currency translation adjustments in the years ended December 31, 2015 and 2014, respectively. The Company also recorded $40,000 and $0 as unrealized loss from short-term investments for the years ended December 31, 2015 and 2014, respectively. There were no other changes in equity that were excluded from the Company's net loss for the years presented.

Recent Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2015-17, Income Taxes – Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 simplifies the classification of deferred tax assets and liabilities. ASU 2015-17 requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for interim and annual periods beginning after December 15, 2016 and allows for early adoption using a full retrospective method or a prospective method. We plan to adopt the provisions of ASU 2015-17 in 2017. We do not expect the adoption of ASU 2015-17 to have a material impact on our results of operations or financial condition.

In January 2015, FASB issued ASU No. 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20) (“ASU 2015-01”). ASU 2015-01 eliminates the concept of extraordinary items from GAAP. FASB concluded that ASU 2015-01 will not result in a loss of information because although ASU 2015-01 will eliminate the requirements in Subtopic 225-20 for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The amendments in ASU 2015-01 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. We adopted the provisions of ASU 2015-01 in the first quarter of 2015, which did not have a material impact on our results of operations or financial condition.

In August 2014, FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period, including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted. We plan to adopt the provisions of ASU 2014-15 in 2016. We do not expect the adoption of this ASU to have a material impact on our results of operations or financial condition.

In June 2014, FASB issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718) (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The amendments in ASU 2014-12 may either be applied (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earlier annual period presented in the financial statements and to all new or modified awards thereafter. We plan to adopt the provisions of ASU 2014-12 in the first quarter of 2016. We do not expect the adoption of this ASU to have a material impact on our results of operations or financial condition.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. Early adoption is permitted, but no earlier than the annual period beginning after December 15, 2016. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements.

3.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities;

Level 2	Quoted prices for similar assets and liabilities in active markets or inputs that are observable;

Level 3	Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The following table represents the Company’s financial assets and liabilities according to the fair value hierarchy, measured at fair value on a recurring basis as of December 31, 2015:

(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Money market mutual funds	$8,679	$-	$-	$8,679
United States corporate debt securities – short-term	1,559	-	-	1,559
Foreign corporate debt securities – short term	499	-	-	499
United States corporate debt securities – long-term	6,181	-	-	6,181
	$16,918	$-	$-	$16,918

The Company had no financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014.

4.	Commitments and Contingencies

Leases

The Company entered into a 6-year operating lease for its office facility in California that will expire in August 2017. The Company also enters into capital leases to finance lab equipment. The capital leases are collateralized by the financed assets. Aggregate noncancelable future minimum lease payments under operating and capital leases are as follows:

(in thousands)	Operating Leases	Capital Leases
Year Ending December 31,
2016	$406	$98
2017	275	8
Total	681	106
Less-Amount representing interest	-	3
Total lease obligations	681	103
Less-Current portion	(406)	(95)
Lease obligations-noncurrent	$275	$8

Included in the capital leases above was a sale-leaseback arrangement under which the Company sold and leased back all its fixed assets in January 2012 at a net book value of $500,000.

Rental expense for the operating leases was $424,000 and $291,000 for the years ended December 31, 2015 and 2014, respectively. Amortization of assets under capital leases is included in depreciation expense and was $78,000 and $231,000 for the years ended December 31, 2015 and 2014, respectively. Total interest expense for the capital leases was $101,000 and $29,000 for the years ended December 31, 2015 and 2014, respectively.

On February 12, 2015, the Company entered into an agreement with BMR-Pacific Research Center LP to lease a new facility located at Newark, California ("Lease"). The Company will use this 35,000 square foot facility for research and development, manufacturing, sales and marketing and general administrative purposes. In connection with the Lease, the Company delivered a letter of credit in the amount of $400,000 from SVB as security deposit to the landlord. The letter of credit will expire on February 18, 2016 and will be renewable upon request. The annual commitment fee for the letter of credit is 2% of the face value. The lease hasn’t commenced yet as of December 31, 2015.

Minimum Royalty Payments

The Company enters into various agreements that require the Company to make minimum royalty payments.

On May 22, 2012, the Company entered into a Development and Software License Agreement for the purpose of developing and commercializing a licensed product using software that the supplier owns or has rights to and certain intellectual property rights related to the software.  The Company will be required to pay a royalty of 42.5% of the list price for each licensed product sold.  Pursuant to the terms of the agreement the Company will be required to make a minimum annual royalty payment of $550,000 to be paid on or before June 27, 2016 with $100,000 due and payable on or before July 27, 2013, $100,000 due and payable on or before December 27, 2013 and an additional $175,000 due and payable on or before June 27, 2015.

On January 1, 2013, the Company entered into a License and Supply Agreement for the purpose of obtaining access to certain materials and a license to use such materials for the manufacture of products to use in research.  The Company will pay the vendor a royalty on future net sales of the Company’s products.  In addition, the Company will be required to make annual minimum royalty payments on net sales of the Company’s products.  A minimum royalty payment of $5,000 was required to be paid in 2014.  The minimum royalty payment required to be made by the Company beginning in 2015 is $7,000 per year and for each year that the agreement remains in effect.

Customer Indemnification

From time to time, the Company agrees to indemnify its customers against certain third party liabilities, including liability if the Company’s products infringe a third party’s intellectual property rights. The indemnification is typically limited to no more than the amount paid by the customer. As of December 31, 2015, the Company is not aware of any matters that would have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

5.	Debt Obligations and Preferred Stock Warrants

The Company entered into a loan and security agreement ("Loan Agreement") with Silicon Valley Bank ("SVB") on September 15, 2014. Pursuant to the Loan Agreement, the Company borrowed $3.5 million on December 26, 2014 ("Term Loan"). The Term Loan is "interest only" for twelve months following the funding date and shall be payable in 30 consecutive equal monthly installments of principal and interest, beginning on the last day of the thirteenth month following the funding date of the Term Loan. The principal amount outstanding with respect to the Term Loan accrues interest at a fixed rate per annum of 5% ("Interest Rate"). Immediately upon the occurrence and during the continuance of an event of default, a default rate of 5% above the Interest Rate will be applied. The Company pledged all its assets other than intellectual property as collateral for the Term Loan. Additionally the Company may borrow up to 80% of its eligible accounts receivable, or $1.5 million, whichever is less, under a revolving line of credit ("Revolving Line") from September 15, 2014 to September 15, 2016. The Revolving Line bears a floating annual interest rate equal to 1.00% above the Prime Rate.

In conjunction with the Loan Agreement, the Company also issued a warrant to purchase 60,000 shares of Series B-2 convertible preferred stock at an exercise price of $1.6445 per share. The fair value of the Series B-2 preferred stock warrants was recorded and classified as additional paid in capital included in equity in the accompanying consolidated balance sheets with a corresponding discount recorded against the outstanding Term Loan balance at the inception of the agreement. This discount is being amortized to interest expense using the effective interest method over the term of the Term Loan. The effective interest rate on the loan is approximately 8.5%.

In July 2015, the Company entered into a first amendment of the Loan Agreement (“First Amendment”) to increase the available funds to $7 million for the Term Loan (“New Term Loan”) and $3 million for the Revolving Line (“New Revolving Line”), and extend the interest only period to July 2016 at an annual interest rate of 4.75%. The New Term Loan will amortize over a period of 36 months after the interest only period. The Company used the first tranche of the New Term Loan to repay the original Term Loan in full. The Company met certain milestones, which extended the interest only period to January 2017. If the Company meets certain other milestones, it will be entitled to draw down the second tranche of the New Term Loan in the amount of $3.5 million between January 1, 2016 and December 31, 2016. If the Company draws down the second tranche of the New Term Loan, the interest only period will further extend to July 2017. The maturity date of the New Revolving Line will be the same as the New Term Loan. As of December 31, 2015 and 2014, the annual interest rate on the Revolving Line was 4.50% and 4.25%, respectively. The New Term Loan also requires the Company to make a final payment in the amount of 6% of the New Term Loan. The Company is also required to pay a nonrefundable commitment fee of $52,500 payable in installments. There are no financial covenants under the Loan Agreement. As of December 31, 2015 and 2014, the principal balance under the Term Loan was $3.5 million. The Company had an accrued interest expense of $0 and $3,000 for the Term Loan for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, the Company has never drawn any amounts under the Revolving Line.

Future principal payments on the New Term Loan as of December 31, 2015 are as follows (in thousands):

2017	$1,236
2018	1,410
2019	854
$3,500

In conjunction with the First Amendment, the Company issued a warrant to purchase 27,533 shares of Series C convertible preferred stock at an exercise price of $3.813608 per share. The fair value of the Series C preferred stock warrants was recorded and classified as additional paid-in capital in the Company’s equity in additional paid in capital in the accompanying consolidated balance sheets with a corresponding discount recorded against the balance of the New Term Loan at the inception of the First Amendment. The note discounts, including the $58,134 remaining unamortized discount recorded under the Term Loan prior to the modification, will be amortized to interest expense using the effective interest method over the term of the New Term Loan. The effective interest rate on the New Term Loan is approximately 7.3%.

The Company determined the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions:

	September 15, 2014	July 23, 2015
Preferred stock warrant fair value per share	$1.304	$3.026
Risk-free interest rate	2.5%	2.3%
Expected volatility	75%	76%
Expected term (years)	10	10
Expected dividend rate	0%	0%

6.	Related-Party Transactions

On August 20, 2014 and November 3, 2014, respectively, ACD China borrowed 200,000 and 500,000 Chinese Yuan from an affiliated company under the control of a common venture investor in Beijing, China, to pay for the operating expenses of ACD China while its bank account was being established. The loans were repaid at the beginning of 2015. As of December 31, 2015 and 2014, the total outstanding loan balance was $0 and $127,000, respectively. This related party also provides facility, equipment, utilities, accounting and human resources support to ACD China. As of December 31, 2015 and 2014, the Company has accrued approximately $0 and $10,000, respectively, in total fees for services performed by the related party. Due to certain banking regulations in China, this related party holds possession of the cash balance of ACD China amounting to $0 and $39,000 as of December 31, 2015 and 2014, respectively.

7.	Stockholders’ Equity

Convertible Preferred Stock

As of December 31, 2015, the Company authorized the issuance of 20,913,171 shares of convertible preferred stock, of which 6,005,338 shares are designated as Series A convertible preferred stock, 6,308,504 shares are designated as Series B-1 convertible preferred stock, 2,796,427 shares are designated as Series B-2 convertible preferred stock (collectively “Series B convertible preferred stock”) and 5,802,902 shares are designated as Series C convertible preferred stock. The par value of preferred stock is $0.0001.

The following are the relative rights, preferences, and restrictions relating to convertible preferred stock, as defined in the Company’s Amended and Restated Articles of Incorporation:

Voting

The holders of preferred stock and common stock are entitled to the number of votes equal to the number of shares of common stock held by each holder, on an as-converted basis.

Dividends

The holders of shares of Series A convertible preferred stock are entitled to receive dividends at the rate of $0.0719 per annum per share on each outstanding share of Series A convertible preferred stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). The holders of shares of Series B-1 convertible preferred stock are entitled to receive dividends at the rate of $0.1096 per annum per share on each outstanding share of Series B-1 convertible preferred stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). The holders of shares of Series B-2 convertible preferred stock are entitled to receive dividends at the rate of $0.1316 per annum per share on each outstanding share of Series B-2 convertible preferred stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). The holders of shares of Series C convertible preferred stock are entitled to receive dividends at the rate of $0.305 per annum per share on each outstanding share of Series C convertible preferred stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). Dividends are payable in preference and priority to any payment of any dividend on common stock of the Company. Such dividends are payable only when and if declared by the Board of Directors, but only out of funds that are legally available, and are noncumulative. No dividends have been declared through December 31, 2015.

Liquidation Preference

In the event of any liquidation, sale, dissolution, or winding up of the Company, whether voluntary or involuntary:

The holders of Series C and Series B convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of other Series A convertible preferred stock and common stock, an amount equal to $3.813608, $1.6445 and $1.3704 per share, plus any declared but unpaid dividends with respect to such shares, for Series C, Series B-2 and Series B-1 convertible preferred stock, respectively. If, upon the occurrence of such event, the proceeds thus distributed among the holders of Series C and Series B convertible preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series C and B convertible preferred stockholders.

The holders of Series A convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of the common stock an amount equal to $0.8992 per share, plus any declared but unpaid dividends with respect to such shares.

After payment has been made to the holders of preferred stock of the full amounts to which they are entitled, the holders of convertible preferred stock and common stock shall be entitled to receive the remaining assets of the Company pro rata based on the number of shares of common stock held by each holder, on an as-converted basis.

Conversion

Each share of preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock on a one-to-one basis.

Common Stock

As of December 31, 2015, the Company has authorized the issuance of 36,000,000 shares of common stock. The par value of common stock is $0.0001.

Common Shares Reserved for Future Issuance

At December 31, 2015, the Company had reserved shares of common stock for future issuances as follows:

Issuance upon exercise of outstanding stock options	3,291,254
Issuance of future grants under stock option plans	836,227
Preferred stock warrant issued and outstanding	87,533
Convertible preferred stock issued and outstanding	20,825,638
Total	25,040,652

Stock Incentive Plan

The Company initially reserved 1,250,000 shares of common stock under the 2008 Stock Plan (the “Plan”) for the grant of incentive and nonqualified stock options. In June 2011, October 2012, November 2013, March 2014 and June 2015, the Board of Directors of the Company authorized an increase to additional shares reserved under the Plan by 800,000, 1,174,463, 482,899, 1,242,369 and 1,161,887 shares, respectively. The Plan provides for options to be granted to employees and consultants at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years. As of December 31, 2015, the number of options outstanding and exercisable and vested was as follows:

		Outstanding			Exercisable
Range of exercise Prices		Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Vested Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$0.01	$0.22	839,356	5.7	$0.16	662,671	$0.14	5.3
$0.23	$0.26	168,750	7.3	$0.23	87,500	$0.23	7.3
$0.27	$0.30	907,366	8.5	$0.30	281,732	$0.30	8.5
$0.31	$0.47	569,782	7.9	$0.32	89,144	$0.32	6.9
$0.48	$0.656	806,031	9.3	$0.60	36,309	$0.60	9.2
		3,291,285	7.8	$0.34	1,157,356	$0.22	6.5

The following table summarizes stock option activity and related information:

		Outstanding
	Shares Available	Shares	Exercise Price/Share	Weighted Average Exercise Price

Balance at 12/31/2013	730,211	2,793,980	$0.01-$0.23	$0.18
Additional Shares Authorized	1,242,369
Restricted shares issued	(42,800)
Granted - Original	(1,334,719)	1,334,719	$0.30-$0.33	$0.30
Exercised		(994,923)	$0.01-$0.33	$0.20
Forfeited - Unvested Cancelled	389,499	(389,499)	$0.15-$0.30	$0.24
Expired - Vested Cancelled	3,012	(3,012)	$0.30-$0.30	$0.30
Balance at 12/31/2014	987,572	2,741,265	$0.01-$0.33	$0.22
Additional Shares Authorized	1,161,887
Restricted shares issued	(10,000)
Granted - Original	(1,368,046)	1,368,046	$0.00-$0.66	$0.48
Exercised		(753,243)	$0.01-$0.33	$0.19
Forfeited - Unvested Cancelled	62,283	(62,283)	$0.15-$0.60	$0.32
Expired - Vested Cancelled	2,500	(2,500)	$0.30-$0.30	$0.30
Balance at 12/31/2015	836,196	3,291,285	$0.01-$0.33	$0.34

The Company issued restricted stock awards to consultants in exchange for services rendered in 2015 and 2014. As of December 31, 2015 and 2014, there was no unrecognized compensation cost related to the restricted stock awards granted. The total fair value of the restricted stock awards vested during the years ended December 31, 2015 and 2014 was approximately $4,000 and $13,000, respectively.

Total intrinsic value of options exercised during the years ended December 31, 2015 and 2014 was $164,000 and $102,000, respectively. Total cash proceeds from options exercised during the years ended December 31, 2015 and 2014 was $142,000 and $194,000, respectively.

The weighted-average grant-date fair value of options granted during 2015 and 2014 was $0.28 and $0.16 per share, respectively. The fair value of employee options is estimated at the grant date using the Black-Scholes option pricing model with the following weighted assumptions:

	Years Ended December 31,
	2015	2014
Risk-free interest rate	1.61%	1.92%
Volatility	66%	58%
Dividend yield	0%	0%
Expected life in years	6.01	5.99

The following table summarizes option activity related to unvested options:

	Shares	Weighted Aggregate Grant-Date Fair Value
Unvested Outstanding, December 31, 2014	1,543,030	$0.16
Granted	1,378,046	$0.28
Vested, outstanding shares	(724,864)	$0.17
Forfeited	(62,283)	$0.18
Nonvested at December 31, 2015	2,133,929	$0.24

The unamortized stock-based compensation expense of $413,000 at December 31, 2015 will be recognized over the remaining weighted average vesting period of 3.0 years. Total stock-based compensation expense recognized for the years ended December 31, 2015 and 2014, by classification, is summarized in the table below:

	Years Ended December 31,
(in thousands)	2014	2015
Cost of goods sold	$2	$4
Cost of services	1	2
Research and development	13	25
Regulatory affairs and quality assurance	2	1
Sales and marketing	30	48
General and administration	28	57
Total	$76	$137

8.	Income Taxes

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred taxes are as follows:

(in thousands)	2014	2015
Deferred Tax Asset/(Liabilities)
Net Operating Loss Carryforwards	$4,290	$5,305
Research and Development Credits	739	959
Accruals and Reserves	238	310
Total Deferred Tax Asset	5,267	6,574

Fixed Assets and Intangible Assets	(50)	(123)
Total Deferred Tax Liabilities	(50)	(123)

Valuation allowance	(5,217)	(6,451)

Net Deferred Tax Asset/(Liability)	$-	$-

As of December 31, 2015, the Company had net operating loss carryforwards of approximately $13.8 million and $10.3 million available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The net operating loss carryforwards will start to expire in 2026 and 2016, respectively, for federal and state purposes and valuation allowances have been reserved, where necessary.

The Company also had federal and state research and development tax credit carryforwards of approximately $808,000 and $795,000, respectively, at December 31, 2015. The federal tax credits will expire starting in 2029 if not utilized.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization. The Company has not performed an analysis to determine whether there is a limitation.

The Company follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. No liability related to uncertain tax positions is recorded on the accompanying consolidated financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31, 2015 and 2014:

(in thousands)	2014	2015
Unrecognized tax benefit at January 1	$262	$368
Increase (decrease) in tax position for current period	106	111
Increase (decrease) in tax position for prior period	-	-
Unrecognized tax benefit at December 31	$368	$479

The years 2011-2014 remain open to examination by major domestic taxing jurisdictions to which the Company is subject. Net operating losses generated on a tax return basis by the Company for years 2006-2014 remain open to examination by major domestic taxing jurisdictions.

9.	Subsequent Events

In March 2016, the Company established ACD Japan, K.K., a wholly-owned subsidiary in Tokyo, Japan, which works with local distributors to sell the Company’s products and services and provides technical support to customers in the Japanese market.

In May 2016, the Company moved into its new headquarters in Newark, California under its agreement with BMR-Pacific Research Center LP (the "Lease"). The Lease commences on May 9, 2016 and ends on May 8, 2024. Under the terms of the Lease, the Company will have future minimum payments totaling approximately $8.4 million over the 8-year term of the Lease. The Company will use this 35,000 square foot facility for research and development, manufacturing, sales and marketing and general administrative purposes. In connection with the Lease, the Company delivered a letter of credit in the amount of $400,000 from SVB as security deposit to the landlord. The letter of credit has been auto-renewed and will expire on February 17, 2017. The annual commitment fee for the letter of credit is 2% of the face value.

On May 23, 2016, the Company has entered into an agreement with Tactus Technology, Inc. to sublease its original facility in Hayward, California, from May 23, 2016 to August 31, 2016. The tenant will pay the Company approximately $32,000 per month plus the operating expense pass through from the landlord.

On May 20, 2016, the Company and a potential buyer (“Buyer”) entered into a non-binding letter of intent for a business combination between the two companies (the “Letter of Intent”). The business combination is subject to, among other things, due diligence, the execution of a definitive agreement, necessary board of director and stockholder approvals and other customary conditions. We cannot assure you that ACD and Buyer will enter into a definitive agreement and, if such definitive agreement is entered into, that the contemplated business combination will be consummated.

Management has evaluated subsequent events through June 20, 2016, the date at which the accompanying consolidated financial statements were available to be issued.